Dow Jones & Company

200 Liberty Street

New York, NY 10281

Media Contact:
Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213
amy.wolfcale@dowjones.com

WAL-MART’S EDUARDO CASTRO-WRIGHT ELECTED
TO DOW JONES & COMPANY BOARD OF DIRECTORS

NEW YORK (Jan. 18, 2006)—Dow Jones & Company (NYSE: DJ) today announced that Eduardo Castro-Wright, 50, has been elected to the Company’s board of directors, effective Feb. 1, 2006. Mr. Castro-Wright is president and chief executive officer of Wal-Mart Stores, USA.

“We are delighted that Eduardo Castro-Wright is joining the Dow Jones board,” said Peter R. Kann, chairman and chief executive officer, Dow Jones & Company. “He brings great expertise in marketing and operations, as well as broad international experience to our board, and we are fully confident that he will be an excellent director.”

Mr. Castro-Wright served as chief operating officer of Wal-Mart Stores, USA, from January to October 2005, and served as chief executive officer of Wal-Mart Mexico from 2003 to 2005. Prior to joining Wal-Mart, Mr. Castro-Wright held a number of executive offices at Honeywell and Nabisco.

Born in Ecuador, Mr. Castro-Wright has a degree in mechanical engineering from Texas A&M University.

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About Dow Jones & Company

In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch, and the Ottaway group of community newspapers.  Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney.  Dow Jones also provides news content to CNBC in the U.S. and operates The Wall Street Journal Radio Network in the U.S.